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                                                                    Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated May 31, 1996, except for Note 12, as to which the date is July 1, 1996, with respect to the consolidated financial statements of AVCOM International, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in the Current Report on Form 8-K/A of Signature Resorts, Inc., in the Registration Statement (Amendment No. 2 to Form S-1 on Form S-3) and related Prospectus of Signature Resorts, Inc. for the registration of 7,303,154 shares of its common stock.

                                                               ERNST & YOUNG LLP

Phoenix, Arizona
October 7, 1997